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                                  EXHIBIT 10D

                                  SBM COMPANY

                                   FORM 10-K

                               DECEMBER 31, 1994

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                              EMPLOYMENT AGREEMENT

         AGREEMENT, Dated as of November 22, 1994, between SBM Company and State Bond and Mortgage Life Insurance Company, and their successors, (together, the "Company"), and Edward L. Zeman("Zeman").

    1. This Agreement is authorized by resolutions of the Board of Directors of the Company dated August 9, 1994 and November 22, 1994 . However, although otherwise binding on the Company, its effectiveness is subject to completion of any required filings with and approvals by the Minnesota Department of Commerce or, if appropriate, the lapsing or revocation of such requirements ("Approval"). This agreement supercedes any previous employment understandings or agreements between the Company and Zeman.

    2. Initial term of Agreement is through December 31, 1996 and it shall renew automatically for one year terms thereafter unless terminated by either party on 30 days written notice at end of any term. The
         Agreement, however, except as otherwise provided herein, may be terminated with or without cause by Company or Zeman at any time upon 30 days written notice.

         In the event the Agreement is assumed by ARM or another corporation, as soon as is reasonably practicable, but in any event by December 31, 1995, such party either shall terminate this Agreement or shall notify Zeman of its intentions with respect to the continuation of his employment and, if long-term employment is offered, where such employment will be located and what its terms will be.

         Upon termination by Zeman, compensation and unearned benefits shall cease at the effective date of termination. Upon termination by Company, Zeman shall be entitled to compensation and benefits to the effective date of termination and the termination fee provided in paragraph 4. No right shall accrue to any bonus under paragraph 3 before they are awarded, which bonuses shall be payable only upon continuance of employment until the payment date; provided, however, that the Company shall not terminate this Agreement in an arbitrary manner, or in bad faith in order to avoid paying either such bonus.

    3. Zeman shall not receive a year end 1994 discretionary bonus but, subject to continuance of his employment through the bonus vesting date and the effectiveness of this Agreement shall be eligible for (i) a special bonus upon execution of a definitive agreement to refinance and/or sell the Company or its substantial assets, or a controlling interest in it ("Agreement Bonus") and for (ii) a special bonus ("Closing Bonus") payable upon the closing of the transaction contemplated by such definitive agreement, or another such transaction ("Transaction").

         a. The Agreement Bonus shall be in an amount determined and awarded by the Chief Executive Officer, in his sole discretion, and shall be in an amount not greater than 40% of annualized 1995 base compensation. The Chief Executive Officer in determining the amount of such bonus shall consider such matters as:

          i. cooperation/team play/helpfulness/assistance with employee morale; ii. contribution to the agreement process and the Agreement execution; iii. effectiveness in various responsibilities, including coordination and utilization of outside consultants, year end, preliminary and final closing accounting, reporting matters and financial statements, and dealing with regulatory and rating agencies; iv. effort and loyalty.

         The Agreement Bonus shall be payable at the later of execution of such definitive agreement and Approval of this Agreement , subject to any limitations in such Approval and in any event no later than closing.

          b. The Closing Bonus bonus shall be in an amount determined and awarded by the Chief Executive Officer, in his discretion and shall be in an amount not greater than 75% of annualized 1995 base compensation. The Chief Executive Officer in determining the amount of such bonus shall consider such matters as:

          i.   cooperation/team    play/helpfulness/assistance   with   employee
               morale;
          ii.  contribution   to  the   agreement   process  and  the  Agreement
               execution;
          iii. effectiveness in various responsibilities, including coordination and utilization of outside consultants, year end, preliminary and final closing accounting, reporting matters and financial statements, and dealing with regulatory and rating agencies;
          iv.  effort and loyalty.
          v. anticipated per share distributable cash or implied value to common shareholders resulting from such Transaction.

          The Closing Bonus shall be payable at the later of the final closing of the Transaction and Approval of this Agreement.

    4. Termination fee upon termination of employment by Company other than for cause, including constructive termination of employment, in an amount equal to the greater of any severance otherwise payable under normal Company severance policies or arrangements and:
          a. 12 months base if by reason of a constructive termination of employment by Company, which shall include a material change in position duties;
          b. 12 months base if in anticipation of or within 8 months following a transaction to which Company is a party which results in a change of control of the Company to any person not now a 20% voting shareholder; provided that payment obligations shall abate at the later of (i) 8 months base plus two additional weeks for each year of service after termination of employment and (ii) such time as employee accepts other full time employment; c. 6 months base plus two additional weeks for each year of service if termination is under any other circumstances.

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    5.   This  Agreement  shall be binding  upon the  successors  and assigns of
         Company which, except as specifically provided herein, shall be released from all further liability hereunder in the event a party acquiring control of SBM or its substantial assets assumes Company's liabilities hereunder. Zeman shall give to SBM Company and State Bond and Mortgage Life Insurance Company a release from all further liability under this Agreement upon any such assumption by ARM or another corporation and upon payment of all amounts due hereunder through the date of such assumption including under paragraphs 3 a. and 3 b.


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/s/Edward L. Zeman

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SBM Company
State Bond and Mortgage Life Insurance Company
By their CEO, /s/Charles A. Geer

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